Exhibit 4.24

Second Registration Rights Agreement Joinder

April 2, 2015

Each of the undersigned hereby agrees as Guarantor (as defined in the Registration Rights Agreement (as amended, supplemented or joined, the “Registration Rights Agreement”), dated as of October 27, 2014, among Dynegy Inc., a Delaware corporation (as successor in interest to each of Dynegy Finance I, Inc., a Delaware corporation, and Dynegy Finance II, Inc., a Delaware corporation), and the Guarantors party thereto and Morgan Stanley & Co. LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, RBC Capital Markets, LLC and UBS Securities LLC, as representatives of the several Initial Purchasers listed on Schedule I thereto) to be bound by the terms and provisions attributable to a Guarantor of the Registration Rights Agreement and to assume and be bound to perform all obligations of a Guarantor thereunder.  By executing and delivering this Second Registration Rights Agreement Joinder, each of the undersigned hereby becomes a party to the Registration Rights Agreement as a Guarantor thereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed this counterpart as of the date first set forth above.

Dynegy Energy Services (East), LLC, as a Guarantor

By:	/s/ Robert C. Flexon
Name: Robert C. Flexon
Title: Chief Executive Officer

Dynegy Resource I, LLC
Dynegy Commercial Asset Management, LLC
Dynegy Conesville, LLC
Dynegy Dicks Creek, LLC
Dynegy Fayette II, LLC
Dynegy Hanging Rock II, LLC
Dynegy Killen, LLC
Dynegy Lee II, LLC
Dynegy Miami Fort, LLC
Dynegy Stuart, LLC
Dynegy Washington II, LLC
Dynegy Zimmer, LLC
Dynegy Coal Generation, LLC
Dynegy Gas Generation, LLC
Dynegy Generation Holdco, LLC, as Guarantors

By:	/s/ Robert C. Flexon
Name: Robert C. Flexon
Title: President & Chief Executive Officer